Press Contact:
Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Investor Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Iridium Announces Executive Retirements; Names Vincent O’Neill as new Chief Financial Officer and Timothy Last as new Executive Vice President, Sales and Marketing, each effective January 1, 2025

MCLEAN, Va. – August 21, 2024 – Iridium Communications Inc. (Nasdaq:IRDM) today announced that Thomas J. Fitzpatrick, 66, the Company’s Chief Financial Officer (CFO) and Chief Administrative Officer and Bryan J. Hartin, 60, Executive Vice President, Sales and Marketing, plan to retire at year-end. Mr. Fitzpatrick will continue to serve on the Company’s Board of Directors after his retirement as CFO. The Company named Vincent O’Neill as its new Chief Financial Officer and Timothy Last as the new Executive Vice President, Sales and Marketing, each to be effective January 1, 2025.

Vincent O’Neill currently serves as Senior Vice President, Finance with responsibility for treasury, strategic and operational financial planning and execution. He joined Iridium in 2014 as its Vice President of Financial Planning & Analysis. Prior to joining Iridium, O’Neill was CFO of Mobilitie, a wireless infrastructure company, and previously spent 10 years at Nextel Sprint in a variety of senior finance roles. Prior to Nextel Sprint, he worked for Celnet, a Mobile Wireless Operator in the UK (now Telefonica). O’Neill is a Chartered Management Accountant and holds an Accounting and Finance Diploma from Technological University Shannon, Ireland.

Tim Last currently serves as Senior Vice President, Sales, Product Management and Customer Care with responsibility for the Company’s product portfolio, global customer integration and support for commercial sales in the Americas region. He previously served as Vice President and General Manager, Americas. Last joined Iridium in 2012 and has held roles of increasing responsibility within the sales and marketing organization. Prior to working at Iridium, Last held business development roles at ORBCOMM, Inc. And BT Group. Last holds and MSc in Telecommunications Business from University College London, England.

Pictured from left: Iridium executives Tim Last and Vince O’Neill

Commenting on these changes, Iridium CEO Matt Desch shared, “I’m expecting a seamless leadership transition with the appointment of Vince and Tim to the executive team. It is a credit to both Tom Fitzpatrick and Bryan Hartin that they have developed leaders on their teams with the experience and vision to successfully succeed them. Both Vince and Tim have extensive experience working with Iridium’s partners, employees and investors and will continue the success of their predecessors.”

Speaking specifically to the retirements, Desch continued, “Tom has led Iridium through obtaining export credit financing of the largest-ever satellite constellation refresh, multiple capital market offerings and a strong credit facility with attractive terms, while leading the financial transformation of a company which, by the time of his retirement, is expected to have returned approximately $1.0 billion to shareholders over the previous three years. We are also very fortunate that he will continue to provide strategic leadership and his experience as a continued member of our Board.” As to Hartin, Desch commented, “Iridium is defined by its products and its partners. Bryan has successfully overseen the expansion of our commercial business as service revenues grew by 126% since he joined and subscribers almost quadrupled while he led our partner ecosystem growth to over 500 companies.”

During his 14 years as the Company’s CFO and 11 years as a member of its Board of Directors, Fitzpatrick led the Company’s finance and administrative functions through the development and launch of the Iridium NEXT campaign and its subsequent financial transformation, leading share buybacks and the initiation of a quarterly dividend. “Iridium has been the highlight of my 45-year career. It has been a privilege to play a part in the success of this unique, essential organization. I thank Matt and the Iridium Board for their consistent support during my time at the company,” said Fitzpatrick. “I am delighted to remain involved in Iridium’s strategic direction through my service on the Board. I look forward to continuing to work on our important mission in this role.”

Over his 12 years leading Sales and Marketing, Hartin led the growth that has driven subscribers to over 2.3 million users on the Iridium® network. In addition, he worked tirelessly to lead important safety certifications for Iridium, including for the Global Maritime Distress and Safety System

(GMDSS), that allow mariners and explorers around the world to remain connected anywhere. “It’s been an honor to be a member of the Iridium family for the past 12 years. I am very proud of the team we built that has driven Iridium’s consistent track record of growth and success. I particularly want to thank Matt for all the guidance and support he’s provided me throughout my Iridium career, as well as Iridium’s Board of Directors. I have cherished my Iridium experience, especially the relationships I’ve developed both internally and externally around the world.”

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations, and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2024, Iridium acquired Satelles, Inc. and announced the Iridium Satellite Time and Location service. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services, and partner solutions, visit www.iridium.com.

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